 GLOBALSTAR ANNOUNCES 2014 FOURTH QUARTER AND ANNUAL RESULTS

Covington, LA - (March 2, 2015) - Globalstar, Inc. (NYSE MKT: GSAT) today announced its financial and operating results for the fourth quarter and year ended December 31, 2014.

Jay Monroe, Chairman and CEO of Globalstar, commented, “2014 represents an important year for Globalstar as it was the first full year of service restoration after the launch of our second-generation constellation. We have been able to not only gain market share in our core markets, but also invest and expand in additional territories including South and Central America and now Africa. Revenue for the year grew 9% while Adjusted EBITDA increased 47%. Our core business is on the right growth path as we expand our international footprint, introduce new consumer and enterprise-focused products and materially upgrade our service offerings with the near-term completion of our next generation ground infrastructure. We also are focused on concluding the Federal Communications Commission's approval process for our spectrum in the 2.4 GHz band. We look forward to the successful completion of the proceeding, which will provide the nation with an additional 22 MHz of terrestrial spectrum for mobile broadband.”

FOURTH QUARTER FINANCIAL REVIEW

Revenue

Revenue for the fourth quarter of 2014 was $22.1 million compared to $21.0 million for the fourth quarter of 2013, an increase of 5%, which was driven by increases in both service revenue and subscriber equipment revenue.

Service revenue was $17.2 million for the fourth quarter of 2014 compared to $16.8 million for the fourth quarter of 2013. The primary driver of this increase was growth in SPOT service revenue, which increased 7%. The growth in SPOT service revenue was due to an 8% increase in subscribers from December 31, 2013 to December 31, 2014. The increase in the SPOT subscriber base was driven predominantly by the market introduction of the SPOT Trace product in late 2013. Net quarterly subscriber additions increased 40% from approximately 13,600 to approximately 19,000. Fourth quarter 2014 service revenue growth also reflected both Duplex and Simplex revenue growth, which increased 2% and 14%, respectively, due primarily to increases in subscribers. The increases in Duplex, SPOT and Simplex service revenue were offset partially by a decrease in other service revenue. Driving the majority of the decrease in other service revenue for the fourth quarter of 2014 as compared to 2013 was a decrease in third-party revenue of $0.2 million, as well as a non-cash, out of period adjustment to revenue related to an international subsidiary of $0.4 million.

Subscriber equipment sales revenue was $4.9 million in the fourth quarter of 2014, an increase of 17% from the fourth quarter of 2013. Simplex equipment sales revenue, which was the largest contributor of the total increase, grew 48% due to higher priced units being sold in the fourth quarter of 2014 as compared to the same period in 2013. Also contributing to the total increase in equipment sales revenue was a 9% increase in SPOT equipment sales revenue.

Net Income (Loss)

Net income was $92.0 million for the fourth quarter of 2014 as compared to a net loss of $234.8 million for the fourth quarter of 2013. This fluctuation results primarily from the impact of non-cash gains in the fourth quarter of 2014 due to a decrease in the value of the Company's derivative liabilities. This decrease in value was driven primarily by the decrease in the Company’s stock price during the fourth quarter of 2014. Conversely, the impact of non-cash losses during the fourth quarter of 2013 was due to an increase in the value of the Company’s net derivative liabilities during the fourth quarter of 2013, which was driven primarily by the increase in the Company’s stock price during the fourth quarter of 2013. The fourth quarter of 2014 was also favorably impacted by lower interest expense of $9.4 million as compared to $28.0 million in the 2013 quarter driven primarily by conversions of our 5% Notes during 2013 that did not recur in 2014. Depreciation expense declined 19% to $19.8 million in the fourth quarter of 2014 as compared to

$24.5 million in the 2013 quarter due to the depreciable lives of certain first-generation assets coming to an end in 2014.

Offsetting these reductions in expenses was an $8.6 million increase in the reduction of carrying value of inventory from $5.8 million recorded during the fourth quarter of 2013 to $14.4 million during the fourth quarter of 2014. The inventory impairment charge recorded during the fourth quarter of 2014 related primarily to a reduction in the carrying value of Duplex phones, antennas, ancillary parts and car kit bases.

Adjusted EBITDA

Adjusted EBITDA for the three-month periods ended December 31, 2014 and 2013 was $3.8 million and $3.9 million, respectively. This decrease in Adjusted EBITDA was due to a $1.5 million increase in revenue offset by a $1.6 million increase in expenses (both excluding EBITDA adjustments). The increase in expenses in the fourth quarter of 2014 was driven primarily by the higher cost of subscriber equipment sales, which grew in line with equipment revenue. Additionally, a rebate program introduced during 2014 impacted revenue generated from Duplex equipment sales and increased subscriber acquisition costs.

OPERATIONAL AND REGULATORY UPDATE

Regulatory Reform for Terrestrial Spectrum Authority

In February 2014, the Federal Communications Commission (FCC) published in the Federal Register proposed rules which, if adopted, would enable us to offer low power terrestrial broadband services in the 2.4 GHz band. This proceeding relates to Terrestrial Low Power Service (TLPS) and includes terrestrial authority over 22 MHz of spectrum. The Company will provide a demonstration of its service at the FCC this week, which we anticipate will enable the Commission to move forward with its final rules in the near future. We look forward to expanding this authority into other countries after the completion of the FCC proceeding.

Expansion Initiatives in Eastern Europe

On December 31, 2014, we entered into an agreement for the sale of a Globalstar gateway for installation in Eastern Europe, along with related construction and engineering services. Under the contract, we will provide all oversight personnel, engineering and other services and gateway equipment necessary to construct the gateway.  The purchaser will become a provider of our mobile satellite services exclusively over the Globalstar System. Both parties anticipate having the gateway in commercial operation by early 2016. If the purchaser is not able to secure third party contracts and obtain permits, licenses, and other authorizations required to operate the gateway, the agreement terminates.  When the gateway is operational, the purchaser will pay Globalstar a fixed, recurring annual payment in addition to the payments for the purchase of the gateway assets and engineering services.

ANNUAL FINANCIAL REVIEW

Revenue

Total revenue increased $7.4 million, or 9%, to $90.1 million during 2014 from $82.7 million in 2013. This increase was due to a $5.2 million increase in service revenue driven primarily by growth in our total subscriber base, coupled with a $2.2 million increase in revenue from subscriber equipment sales resulting primarily from SPOT product launches in the second half of 2013. In total, the Company's subscriber base increased 56,000 to approximately 639,000 at December 31, 2014 from approximately 583,000 at December 31, 2013. This increase of 56,000 or 165% is up from a net increase of approximately 21,000 in 2013.

Net Loss

Net loss decreased to $462.9 million for 2014 as compared to $591.1 million for 2013 due primarily to non-cash items impacting other income/expense. The decrease in other income/expense was primarily due to a lower loss on extinguishment of debt, loss on equity issuance, interest expense, derivative loss and other expenses recorded in 2014 as compared to 2013. Also contributing to the decrease in net loss was the $7.4 million, or 9%, increase in total revenue discussed above, offset by an increase in total operating expenses. This increase in operating expenses was due primarily to a $15.9 million increase in the non-cash reduction in value of inventory following cancellation of our contract with Qualcomm related to finished goods and raw materials as well as a reduction in the carrying value of Duplex phones and accessories in 2014. Marketing, general and administrative expenses increased $3.6 million, or 12%, due in part to an increase in the fair value of stock compensation. Depreciation, amortization, and accretion expense decreased $4.4 million, or 5%, due to the first-generation satellites launched during 2007 reaching the end of their estimated depreciable lives during 2014.

Adjusted EBITDA

Adjusted EBITDA for the years ending December 31, 2014 and 2013 was $17.4 million and $11.8 million, respectively, reflecting an increase of 47% year over year. The growth in Adjusted EBITDA is attributable to a $7.8 million increase in revenue offset partially by a $2.2 million increase in operating expenses (both excluding EBITDA adjustments).

Mr. Monroe concluded, “As we look forward to the full year 2015, we are at an important stage for the Company’s satellite business and spectrum opportunities. We have expanded our footprint to cover almost every person on earth and we look forward to continuing to allocate our focus on an ever expanding set of sectors and market areas. Our new ground stations, which we expect will be ready this time next year, will further differentiate Globalstar’s product offerings and we look forward to bringing to market products with speeds of up to 25x the current legacy system capabilities. Our attention is also focused on advancing and completing the FCC process. We have an important week ahead in the demonstrations at the FCC and we look forward to completing the process and making the spectrum available for consumer use.”

CONFERENCE CALL
The Company will conduct an investor conference call on March 2, 2015, at 5:00 p.m. ET to discuss the 2014 fourth quarter and annual financial results.

Details are as follows:
Conference Call:
5:00 p.m. ET
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/investors. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (800) 446-1671 (US and Canada), 1 (847) 413-3362 (International) and use the participant pass code 3903 1122.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. ET on March 2, 2015. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 3903 1122#.

About Globalstar, Inc.
Globalstar provides mobile satellite voice and data services. Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, flexible airtime service packages and the SPOT family of mobile satellite consumer products including the SPOT Satellite GPS Messenger. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. Note that all SPOT products described in this press release are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

Investor contact information:

Email
investorrelations@globalstar.com

Phone
(985) 335-1538

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to actions by the FCC, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue:
Service revenues	$17,176	16,789	$69,823	$64,644
Subscriber equipment sales	4,917	4,205	20,241	18,067
Total revenue	22,093	20,994	90,064	82,711
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	7,742	7,297	29,668	30,210
Cost of subscriber equipment sales	3,617	2,948	14,857	13,623
Cost of subscriber equipment sales - reduction in the value of inventory	14,367	5,794	21,684	5,794
Marketing, general, and administrative	8,721	7,308	33,520	29,888
Reduction in the value of long-lived assets	84	—	84	—
Depreciation, amortization, and accretion	19,754	24,478	86,146	90,592
Total operating expenses	54,285	47,825	185,959	170,107
Loss from operations	(32,192)	(26,831)	(95,895)	(87,396)
Other income (expense):
Gain (loss) on extinguishment of debt	(231)	1,717	(39,846)	(109,092)
Loss on equity issuance	—	—	—	(16,701)
Interest income and expense, net of amounts capitalized	(9,381)	(27,959)	(43,233)	(67,828)
Derivative gain (loss)	132,614	(179,087)	(286,049)	(305,999)
Other	831	(1,839)	3,038	(2,962)
Total other income (expense)	123,833	(207,168)	(366,090)	(502,582)
Income (loss) before income taxes	91,641	(233,999)	(461,985)	(589,978)
Income tax expense	(374)	798	881	1,138
Net income (loss)	$92,015	$(234,797)	$(462,866)	$(591,116)

Income (loss) per common share:
Basic	$0.09	$(0.36)	$(0.50)	$(0.96)
Diluted	$0.08	$(0.36)	$(0.50)	$(0.96)

Weighted-average shares outstanding:
Basic	993,427	779,483	934,356	614,959
Diluted	1,192,263	779,483	934,356	614,959

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(Dollars in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income (loss)	$92,015	$(234,797)	$(462,866)	$(591,116)

Interest income and expense, net	9,381	27,959	43,233	67,828
Derivative (gain) loss	(132,614)	179,087	286,049	305,999
Income tax expense	(374)	798	881	1,138
Depreciation, amortization, and accretion	19,754	24,478	86,146	90,592
EBITDA	(11,838)	(2,475)	(46,557)	(125,559)

Reduction in the value of inventory	14,367	5,794	21,684	5,794
Reduction in the value of long lived assets	84	—	84	—
Non-cash compensation	1,217	403	3,910	2,282
Research and development	175	98	478	572
Foreign exchange and other	(831)	1,839	(3,038)	2,967
(Gain)/Loss on extinguishment of debt	230	(1,717)	39,846	109,092
Loss on equity issuance	—	—	—	16,701
Non-cash adjustment related to Int'l operations	404	—	404	—
Write off of deferred financing costs	—	—	194	—
Brazil litigation expense accrual	—	—	400	—
Adjusted EBITDA (1)	$3,808	$3,942	$17,405	$11,849

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, R&D costs associated with the development of new products, and certain other significant charges. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to a similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(Dollars in thousands, except subscriber and ARPU data)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2014		2013		2014		2013
	Service	Equipment	Service	Equipment	Service	Equipment	Service	Equipment
Revenue
Duplex	$6,486	$1,343	$6,345	$1,409	$26,990	$6,199	$22,788	$6,565
SPOT	7,506	1,595	6,994	1,465	29,072	6,280	27,902	4,546
Simplex	2,305	1,744	2,023	1,176	8,383	6,582	7,619	5,927
IGO	224	339	290	176	1,013	1,078	1,029	841
Other	655	(104)	1,137	(22)	4,365	102	5,306	188
	$17,176	$4,917	$16,789	$4,204	$69,823	$20,241	$64,644	$18,067

	Reported				Reported
Average Subscribers
Duplex	66,504		84,691		75,763		84,247
SPOT	238,027		221,129		231,106		231,488
Simplex	280,616		224,504		259,260		209,756
IGO	38,649		39,456		39,005		40,249

ARPU (1)
Duplex	$32.51		$24.97		$29.69		$22.54
SPOT	10.51		10.54		10.48		10.04
Simplex	2.74		3.00		2.69		3.03
IGO	1.93		2.45		2.16		2.13

	Adjusted (2)				Adjusted (2)
Average Subscribers
Duplex	66,504		58,031		62,433		57,587
SPOT	238,027		221,129		231,106		213,438
Simplex	280,616		224,504		259,260		209,756
IGO	38,649		39,456		39,005		40,249

ARPU (1)
Duplex	$32.51		$36.45		$36.03		$32.98
SPOT	10.51		10.54		10.48		10.89
Simplex	2.74		3.00		2.69		3.03
IGO	1.93		2.45		2.16		2.13

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of income. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(2)
During the first quarter of 2014, the Company deactivated approximately 26,000 suspended or non-paying Duplex subscribers. Adjusted average subscribers in the table above exclude these 26,000 subscribers from the prior periods for comparability.

During the first quarter of 2013, the Company deactivated approximately 36,000 suspended or non-paying SPOT subscribers. Adjusted average subscribers in the table above exclude these 36,000 subscribers from the prior periods for comparability.